Exhibit 99

Contacts at the Company:
William H. Baumhauer, CEO
Frederick J. Dreibholz, CFO
Telephone: (303) 804-1333
Market: Nasdaq/NMS
Symbol: CMPP

FOR IMMEDIATE RELEASE
        January 27, 2004

CHAMPPS ENTERTAINMENT, INC. REPORTS SECOND QUARTER RESULTS

         Littleton, Colo. - January 27, 2004 - Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its second quarter ended December 28, 2003.

        Highlights for the quarter include:
                Revenues increased 17.8% to $54,811,000
                Income from operations increased 38.9% to $3,540,000
                Income before income taxes increased 50.6% to $2,775,000
                Net income increased 16.1% to $2,053,000
                Diluted income per share increased to $0.16 from $0.14

        Total revenues for the second quarter increased 17.8 percent to $54,811,000 compared to $46,538,000 for the second quarter of last fiscal year. The increase was primarily the result of additional restaurants open this year compared to last year.

        Diluted income per share for the second quarter was $0.16 compared with $0.14 for the same quarter last year. Net income for the second quarter was $2,053,000 versus $1,768,000 reported in the comparable period last year. Included in net income for the quarter was an income tax expense of 26 percent versus an income tax expense of four percent in the comparable period last year. The effect on diluted income per share as a result of this higher tax rate was approximately $0.05 per share.

        Comparable same store sales decreased 0.7 percent for the quarter. Comparable food sales increased 0.5 percent while comparable alcohol sales declined 3.4 percent.

        Restaurant contribution margin declined 10 basis points for the second quarter as compared to the second quarter of last year. Margins were adversely impacted by an increase in insurance costs, additional FICA expense and an increase in depreciation expense. Operating expenses were positively impacted by lower credit card fees and lower advertising expenses in the quarter partially offset by higher utility costs.

        Preopening expenses for the quarter were $756,000 or $0.06 per diluted share compared to $849,000 or $0.06 per diluted share for the comparable quarter in the prior year.

        General and administrative expenses for the current quarter were $2,754,000 or 5.0 percent of revenues compared to $2,544,000 or 5.5 percent of revenues last fiscal year.

        The Company successfully opened three new Champps restaurants in the second quarter, one in Wilmington, Delaware, one in Rochester, New York and one in Fairfax, Virginia increasing the number of Company owned Champps restaurants to 47. Additionally the Company intends to open one additional restaurant in the fourth quarter of fiscal 2004. At the end of the comparable period last year, the Company owned 38 restaurants.

        William H. Baumhauer, Champps’ Chairman, President and Chief Executive Officer, commented: “We are pleased to report strong operating results for this quarter. Our income from operations of $3,540,000 is the highest we have ever reported for a quarter. Our initiatives relating to our continued focus on food quality and service execution, as well as menu re-engineering continue to have a positive impact on our business. Guest counts and food sales continued their positive trend and our check average improved to $13.29 compared to $13.28 for the same quarter last year.

        We have undertaken several sales and cost initiatives in the first and second quarters of fiscal 2004 that should positively impact our financial performance over the remainder of fiscal 2004.

        Regarding certain liabilities and contingencies in connection with our spin-off from DAKA International, I am pleased to report that the District of Columbia Court of Appeals issued a decision vacating the award of $4.8 million of punitive damages as unconstitutional. The Court remanded the case to the trial court for re-determination of punitive damages in accordance with legal principles outlined in its opinion.”

        Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 47 and franchises 12 Champps restaurants in 21 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

        This press release includes forward-looking statements. Such statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Because of these uncertainties, the forward-looking statements contained in this press release are not guarantees of future performance and you should not place undue reliance on these forward-looking statements. Forward-looking statements in this press release include comments regarding additional restaurant openings, positive impact on financial performance from sales and cost-reduction initiatives and an anticipated reduction in punitive damages. Factors that could cause results to differ materially from these forward-looking statements include unexpected problems with design, construction, zoning or other events that could delay the opening of new restaurants; competition for food and alcoholic beverages customers, bad weather, increases in product costs and local and national economic developments; and the decision of the trial court in the Daka case and any new appeal of that case. Additional discussion of risks and uncertainties faced by us are discussed in our filings with the Securities and Exchange Commission, specifically our most recent Annual Report on Form 10-K. All forward-looking statements made in this press release are based on information available to us on the date hereof, and we assume no obligation to update these statements.

CHAMPPS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Revenue
Sales	$54,667	$46,389	$103,414	$87,721
Franchising and royalty, net	144	149	282	297

Total revenue	54,811	46,538	103,696	88,018

Costs and expenses
Restaurant operating expenses:
Product costs	15,173	12,908	28,883	24,439
Labor costs	17,260	14,487	33,324	28,043
Other operating expenses	8,247	7,268	15,998	13,711
Occupancy	4,633	3,888	9,078	7,606
Depreciation and amortization	2,398	1,896	4,583	3,663

Total restaurant operating expenses	47,711	40,447	91,866	77,462

Restaurant operating and franchise contribution	7,100	6,091	11,830	10,556
General and administrative expenses	2,754	2,544	5,209	4,849
Pre-opening expenses	756	849	1,595	1,552
Other (income) expense	50	150	83	201

Income from operations	3,540	2,548	4,943	3,954
Other (income) expense:
Interest expense and income, net	599	415	1,148	811
Expenses related to predecessor companies	166	-	205	-
Debt extinguishment costs	-	290	-	290

Income before income taxes	2,775	1,843	3,590	2,853
Income tax expense	722	75	933	113

Net income	$2,053	$1,768	$2,657	$2,740

Basic income per share:	$0.16	$0.14	$0.21	$0.22

Diluted income per share:	$0.16	$0.14	$0.21	$0.21

Basic weighted average shares outstanding	12,787	12,497	12,780	12,349

Diluted weighted average shares outstanding	12,941	13,089	12,901	13,004

Supplemental Information -- Restaurant Operating Expenses
      (Stated as a percentage of restaurant sales)

	Three Months Ended		Six Months Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Product costs	27.8%	27.8%	27.9%	27.8%
Labor costs	31.5%	31.2%	32.2%	32.0%
Other operating expenses	15.1%	15.7%	15.5%	15.6%
Occupancy	8.5%	8.4%	8.8%	8.7%
Depreciation and amortization	4.4%	4.1%	4.4%	4.2%
Total restaurant contribution margin	12.7%	12.8%	11.2%	11.7%

General and administrative expense	5.0%	5.5%	5.0%	5.5%

(Stated as a percentage of revenue)

Champps Entertainment, Inc.
Condensed Consolidated Balance Sheet
(In thousands, except share data)
(Unaudited)

	December 28, 2003	June 29, 2003
ASSETS
Current assets:
Cash and cash equivalents	$9,804	$5,055
Restricted cash	681	741
Accounts receivable	5,613	2,669
Inventories	4,161	3,594
Prepaid expenses and other current assets	8,208	6,066
Deferred tax asset	2,450	2,000

Total current assets	30,917	20,125
Property and equipment, net	89,239	83,613
Goodwill	5,069	5,069
Deferred tax asset	21,615	22,675
Other assets, net	2,254	2,467

Total assets	$149,094	$133,949

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,101	$5,403
Accrued expenses	13,900	9,750
Current portion of capital lease obligations	489	528
Current portion of notes payable	2,126	1,244

Total current liabilities	22,616	16,925
Capital lease obligations, net of current portion	384	635
Notes payable, net of current portion	29,012	26,143
Other long-term liabilities	21,261	17,501

Total liabilities	73,273	61,204

Commitments and contingencies	-	-
Shareholders' equity:
Preferred stock ($.01 par value per share; authorized 5,000,000 shares;
none issued)	-	-
Common stock ($.01 par value per share; authorized 30,000,000 shares; 13,260,665 and 13,235,638 shares issued at December 28, 2003
and June 29, 2003, respectively)	133	132
Additional paid-in capital	90,234	89,816
Accumulated deficit	(10,963)	(13,620)
Treasury stock, at cost (471,588 shares)	(3,583)	(3,583)

Total shareholders' equity	$75,821	$72,745

	$149,094	$133,949